CORPORATE INCENTIVE PLAN
                                           FY96



I.       PURPOSE

         The purpose of this plan is to provide an incentive to certain executives and key employees of the Company who contribute to the success of the enterprise by offering an opportunity to such persons to earn compensation in addition to their salaries, based on the pre-tax net income of Magellan Health Services, Inc. (the "Company").

II.      ELIGIBLE PARTICIPANTS

         Eligibility for participation in the Incentive Plan shall be determined by management from among those key employees who are in a position to materially contribute to the success of the Company. Additionally, requirements for participation are outlined in Section III, Conditions for Receiving Payment.

         If a person otherwise eligible for participation in the Incentive Plan becomes an employee of the Company during the fiscal year, such employee shall be eligible to receive a prorated portion of the annual bonus (number of semi-monthly pay periods of employment divided by twenty-four), subject to the approval of such employee's vice president.

III.     CONDITIONS FOR RECEIVING PAYMENT

         Incentive compensation under the Incentive Plan is not an integral part of an employee's compensation package. An employee's base salary compensates the employee for the expected results of any given job. Payment of incentive compensation is at the discretion of the Companies' Board of Directors.

         NO INCENTIVE COMPENSATION WILL BE PAID TO ANY EMPLOYEE IF EMPLOYMENT IS
         -----------------------------------------------------------------------
         TERMINATED,  WHETHER  VOLUNTARY  OR  INVOLUNTARY,  PRIOR TO THE  ACTUAL
         -----------------------------------------------------------------------
         PAYMENT DATE.
         -------------

         However, the Companies' Board of Directors retains authority to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, the death of an employee during the fiscal year or termination of employment due to total or partial disability or retirement with the consent of the Company.

IV.      METHOD OF CALCULATION

         Each participant must meet the goals established by management. In order to receive a bonus, each participant must be recommended for all, part or none of the bonus by his superior, with the approval of the Chairman. Each participant's assigned bonus percentage of base pay corresponds to established targets set by management. The percentages are on a variable scale and calculated on performance to target. The various percentages of achievement are:


                             TARGET BONUS PERCENTAGE
                             -----------------------

                                       100%        110%         120%
                                       ----        ----         ----
Chairman                               50.0%       67.5%         85%
Senior Officer (SVP & above)           40.0%       65.0%         85%       BASE
Officer (AVP & VP)                     32.5%       60.0%         80%      SALARY
Sr. Exec., Exec. & Sr. Dir.            25.0%       40.0%         50%
Director                               15.0%       25.0%         35%
Other Corporate                         5.0%       10.0%         15%


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V.       DISTRIBUTION

         The distribution of bonuses shall be made promptly after completion of unaudited financial statements for the 1996 fiscal year or as may be otherwise approved by the Board of Directors. Specific provisions regarding distribution are outlined in Section III, Conditions for Receiving Payment.

VI.      ADMINISTRATION

         The plan will be administered by a Committee of Company officers.

VII.     INTERPRETATION AND DURATION

         Any areas of question, interpretation, dispute, etc., concerning any area of this plan shall be governed by the Committee of Company officers. The Committee is defined as the Chairman, the Executive Vice President/ Chief Financial Officer, the Executive Vice President of Administration, and the Sr. Vice President of Human Resources. This plan shall be effective for the fiscal year beginning October 1, 1995. The Committee and the Board of Directors each retain the authority to modify, repeal or discontinue the plan on a prospective or retrospective basis, for any reason.

VIII.    DEFINITION OF TERMS

         A. Pre-tax Net Income of the Company is income before provision for state and federal income taxes and subject to adjustment for the following:

                  1.       Change in Operations

                           A significant, unexpected change in the operation of the company as a result of condemnation, major physical damage from a fire or other catastrophe, strike, governmental seizure or disruption due to construction will result in an adjustment to income. This will avoid any penalty or windfall as a result of changes in capacity to contribute to overall parent company earnings which are not the result of the participant's ability to manage the operation. This does not include changes in Blue Cross or governmental reimbursement policies, loss of a prime admitter, expansion by another hospital, etc., which are regarded as normal business risks.

                  2.       Change in Accounting Policy or Practice

                           A material change (from the prior year) in accounting policy or practice which has an effect on the company's Pre-tax Net Income will be considered as an adjustment to Pre-tax Net Income. Year end adjustments to correct prior errors or to adjust previous estimates and accruals will not be regarded as changes in policy or practice.

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